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                   MetLife Life and Annuity Company of Connecticut

                               Power of Attorney

                              William J. Mullaney
                                   Director

     KNOW ALL MEN BY THESE PRESENTS, that I, William J. Mullaney, a director of MetLife Life and Annuity Company of Connecticut (formerly The Travelers Life and Annuity Company), a Connecticut company, do hereby appoint Michele H. Abate, Paul G. Cellupica, Richard S. Collins, John E. Connolly, Jr., James L. Lipscomb, Gina C. Sandonato, Myra L. Saul and Marie C. Swift, and each of them severally, my true and lawful attorney-in-fact, for me and in my name, place and stead to execute and file any instrument or document to be filed as part of or in connection with or in any way related to the Registration Statements and any and all amendments thereto, filed by said Company under the Securities Act of 1933 and/or the Investment Company Act of 1940, in connection with MetLife Registered Account Annuity (formerly, Travelers Registered Account Annuity) (File No. 333-69753), Registered Fixed Account Option (File No. 333-49462), MetLife Target Maturity (formerly, Travelers Target Maturity) (File No. 333-83076) and Travelers Target Maturity Series II (File No. 333-123003), and to have full power and authority to do or cause to be done in my name, place and stead each and every act and thing necessary or appropriate in order to effectuate the same, as fully to all intents and purposes as I might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them, may do or cause to be done by virtue hereof. Each said attorney-in-fact shall have power to act hereunder with or without the others.


     IN WITNESS WHEREOF, I have hereunto set my hand this 19th day of March, 2007.



                                         /s/ William J. Mullaney
                                         -------------------------
                                         William J. Mullaney